Exhibit 99.1

Ratification of Putative Stock Issued pursuant to 2009 Employee Stock Purchase Plan

Whereas, on March 12, 2009, the Board adopted, subject to stockholder approval, the Company’s 2009 Employee Stock Purchase Plan (the “2009 ESPP”), pursuant to which, the Company could sell and issue up to 166,666 shares of the Company’s Common Stock to eligible employees of the Company pursuant to the terms of the 2009 ESPP;

Whereas, on June 10, 2009, the Company’s stockholders adopted the 2009 ESPP; and

Whereas, as of December 31, 2018, the Company sold and issued an aggregate of 583,384 shares of its common stock, $0.01 par value per share (the “Common Stock”), pursuant to the 2009 ESPP, of which 416,718 shares of Common Stock (the “Putative Stock”) were not authorized for sale and issuance thereunder, as more particularly set forth in the table below:

Date of Putative Stock Issuance	Class of Putative Stock	Number of Shares of Putative Stock Issued
December 31, 2015	Common Stock	20,141
June 30, 2016	Common Stock	56,627
December 30, 2016	Common Stock	64,556
June 30, 2017	Common Stock	47,698
December 29, 2017	Common Stock	92,615
June 29, 2018	Common Stock	84,703
December 31, 2018	Common Stock	56,627

(the sale and issuance of such Common Stock as set forth in the table above, collectively, the “Defective Act”).

NOW, THEREFORE, BE IT:

Resolved, that the defective corporate act to be ratified by this resolution is the Defective Act.

Resolved, that the nature of the failure of authorization in respect of the Defective Act is the Board’s failure to authorize the sale and issuance of 416,718 shares of Common Stock on the dates and in the amounts set forth in the table above.

Resolved, that Board hereby approves and authorizes, in all respects, the ratification of the Defective Act pursuant to and in accordance with Section 204 of the Delaware General Corporation Law.

Resolved, that the Board hereby authorizes and directs Garo H. Armen, Chairman and CEO, Christian Cortis, Chief Strategy Officer and Head of Finance,

Christine M. Klaskin, Vice President Finance, and Evan D. Kearns, Vice President and General Counsel (each an “Authorized Officer” and collectively the “Authorized Officers”) to provide notice to the Company’s stockholders (and all other persons entitled thereto) in accordance with Sections 204(d) and 204(g) of the Delaware General Corporation Law in the next document publicly filed by the Company pursuant to §13 of the Exchange Act of 1934.

RESOLVED, that the Authorized Officers be, and each hereby is, authorized and directed to prepare, execute and file with the SEC, in the name and on behalf of the Company, one or more registration statements on Form S-8, including the prospectus and any and all exhibits and other documents relating thereto, for registration under the Securities Act, of the Putative Stock, and any and all amendments to such registration statement, all in such form as the Authorized Officer(s) executing the same, on the advice of counsel, may deem necessary or appropriate.

RESOLVED, that the Authorized Officers be, and each of them acting singly hereby is, authorized and empowered to make an additional listing application, if necessary, to The Nasdaq Capital Market for the listing of the Putative Stock.

RESOLVED, that the authority of American Stock Transfer and Trust Company, LLC as transfer agent of the Common Stock, including authority to make, execute and deliver, and issue certificates representing shares of Common Stock, is hereby extended to cover the Putative Stock.

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